Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-188858) of our report dated June 18, 2024, with respect to the financial statements and supplemental schedule of Nicolet National Bank 401(k) Plan included in this Annual Report on Form 11-K for the year ended December 31, 2023.

/s/ Forvis Mazars, LLP

Springfield, Missouri
June 18, 2024